Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Reports Financial Results For Fiscal 2006

Record $114 Million Revenues, Lower Loss and Progress in Drug Pipeline

Highlight Year of Accomplishment

Salt Lake City, August 22, 2006, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2006.

In fiscal 2006, predictive medicine product revenues increased to a record $100.6 million from $71.3 million for fiscal 2005, an increase of 41%. For the fourth quarter of fiscal 2006, predictive medicine revenues were $28.8 million, up 7% from $26.9 million in the third quarter of fiscal 2006. These increases were due primarily to Myriad’s strong sales and marketing efforts, which have resulted in increased demand for our products. Growth was seen across all four molecular diagnostic product lines. Total revenues for fiscal 2006 were $114.3 million, compared with $82.4 million for fiscal 2005, an increase of 39%.

The gross profit margin on predictive medicine revenues rose to 73% for fiscal 2006, primarily as a result of efficiency improvements in managing the sequencing laboratories.

Myriad has maintained a strong cash position, and as of June 30, 2006, the Company had approximately $228 million in cash, cash equivalents and marketable investment securities. The company has no debt and no convertible securities.

Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc., said, “Our molecular diagnostics business provided $35 million in net operating income this year, which we used primarily to advance our therapeutic product development programs. This past year, we initiated a new European Phase 3 trial of our Alzheimer’s disease investigational drug, Flurizan™. We also completed our two-year Phase 2 study with the investigational drug, which demonstrated that Flurizan slowed the rate of memory loss and cognitive decline in patients with mild Alzheimer’s disease. In addition, we began human clinical trials with MPC-0920, our novel anti-thrombin investigational drug. Most recently, we have finished enrollment of our 1,600 patient US Phase 3 trial in Alzheimer’s disease.”

Research and development expense for fiscal 2006 was $83.8 million compared with $59.2 million for the same period in the prior year. This 41% increase in investment in R&D was due primarily to advancing Myriad’s therapeutic development programs in Alzheimer’s disease and cancer, specifically the enrollment of approximately 1,600 patients in our US phase 3 study of Flurizan, the launch of a European Phase 3 study of Flurizan and the advancement of four additional trials with novel investigational cancer drugs. In our Phase 1 study of Azixa™ in cancer that has metastasized to the brain, the drug has recently achieved its maximum tolerated dose in patients. Interestingly, we noted a measurable reduction in tumor size in certain patients, suggesting evidence of activity. Myriad is now finalizing the therapeutic dose and regimen to take Azixa forward into Phase 2 trials beginning this fall.

Selling, general and administrative expenses were $48.5 million in fiscal 2006, an 11% increase from $43.6 million in fiscal 2005. This modest increase was primarily due to increases in costs to support the 41% growth in our product revenues.

The net loss per share for fiscal year 2006 improved to $1.05 per share, compared with $1.30 per share for fiscal 2005. The net loss as of June 30, 2006 was $38.2 million, a 4% reduction from $40.0 million last year. The net loss per share for the fourth quarter of fiscal 2006 was $0.29, compared with $0.32 per share, from the fourth quarter of fiscal 2005.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Daylight Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. All callers will need to reference conference ID number 4307020. An archived replay of the call will be available for 7 days by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID number 4307020. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan and Azixa are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s increased predictive medicine revenues and gross profit margins; the continued positive cash flow generated by the Company’s predictive medicine business; the Company’s continued investment in research and development; the advancement of the Company’s therapeutic pipeline, including the initiation of Phase 2 trials of Azixa this fall. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 28, 2005. All information in this press release is as of August 22, 2006, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	Jun. 30, 2006	Jun. 30, 2005	Jun. 30, 2006	Jun. 30, 2005
REVENUES:
Predictive medicine revenue	$28,833	$20,975	$100,621	$71,325
Research revenue	3,192	5,121	13,658	$11,081

Total revenues	32,025	26,096	114,279	82,406
COSTS AND EXPENSES:
Predictive medicine cost of revenue	8,064	5,655	27,644	20,322
Research and development expense	24,294	16,025	83,757	59,243
Selling, general and administrative expense	13,649	13,158	48,467	43,586

Total costs and expenses	46,007	34,838	159,868	123,151

Operating loss	(13,982)	(8,742)	(45,589)	(40,745)
Other income (expense):
Interest income	2,545	755	7,412	2,798
Other	13	(1,965)	(12)	(2,031)

	2,558	(1,210)	7,400	767

Net loss	($11,424)	($9,952)	($38,189)	($39,978)

Basic and diluted loss per share	($0.29)	( $0.32)	($1.05)	($1.30)

Basic and diluted weighted average shares outstanding	39,547	30,800	36,278	30,720

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Jun. 30, 2006	Jun. 30, 2005
Cash, cash equivalents, and marketable investment securities	$227,744	$113,843
Trade receivables, net	20,820	17,236
Other receivables	1,397	1,145
Prepaid expenses	2,326	3,331
Equipment and leasehold improvements, net	19,829	18,466
Other assets	4,487	4,937

Total assets	$276,603	$158,958
Accounts payable and accrued liabilities	$26,705	$22,942
Deferred revenue	117	343
Stockholders’ equity	249,781	135,673

Total liabilities and stockholders’ equity	$276,603	$158,958